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                                 [DGS Letterhead]









                                   June 9, 1997


Ultimate Electronics, Inc.
321-A West 84th Avenue
Thornton, Colorado 80221

    RE:  MERGER OF ULTIMATE ELECTRONICS AND AUDIO KING

Ladies and Gentlemen:

    Our opinion has been requested concerning certain Federal income tax consequences of the merger (the "Merger") of Audio King Corporation ("Audio King"), a Minnesota corporation, with and into Ultimate AKquisition Corp. ("Ultimate Sub"), a Delaware corporation wholly-owned by Ultimate Electronics, Inc. ("Ultimate"), also a Delaware corporation, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 4, 1997, among Ultimate, Ultimate Sub, and Audio King.

    In rendering this opinion, we have reviewed and relied upon the accuracy of the facts and information set forth in the Registration Statement on Form S-4 that was filed with the Securities and Exchange Commission on April 11, 1997, as amended (the "Registration Statement"), and have assumed that we will be able to receive certain representations (customary in transactions of this type) as to certain factual matters from Ultimate, Audio King, and certain shareholders of Audio King (collectively, the "Representations"). The opinion expressed herein is conditioned upon the initial and continued accuracy of the facts and information set forth in the Registration Statement and also upon our assumption as to the ability of Ultimate, Audio King, and certain shareholders of Audio King to make the Representations. In rendering this opinion, we have also made such other examinations of matters of law and of fact as we considered appropriate or advisable for purposes hereof.

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Ultimate Electronics, Inc.
June 9, 1997
Page 2


    Based upon the foregoing items, and subject to the assumptions and qualifications contained herein, if the Merger is carried out in the manner set forth in the Merger Agreement, as incorporated in the Registration Statement, we are of the opinion that the Merger will constitute a "reorganization" under
Section 368(a) of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by a shareholder of Audio King Stock as a result of the Merger except (i) with respect to cash received by such shareholder, including cash received in lieu of fractional shares of pursuant to the exercise of dissenters' rights and (ii) if a holder of Audio King Stock receives cash, gain, if any, realized by such holder of Audio King Stock will be recognized, but only to the extent of the cash received.

    Our opinion may be relied upon only by Ultimate, Audio King and the shareholders of Audio King. It is limited to the issues specifically addressed and may not be relied upon as to any other matters. Finally, our opinion is based upon existing Federal income tax laws, Treasury Regulations, judicial authorities, Internal Revenue Service rulings and interpretations, all of which are subject to change or reinterpretation (retroactively or prospectively).

    We hereby consent to the use of this opinion and to the related references to us in the Registration Statement.

                                       Very truly yours,



                                       DAVIS, GRAHAM & STUBBS LLP